Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Q Therapeutics, Inc.

We hereby consent to the reference to our firm under the caption of Experts and to the inclusion in this Amendment No. 2 to the Registration Statement on Form S-1 of Q Therapeutics, Inc. of our report, dated April 15, 2014, with respect to the consolidated financial statements of Q Therapeutics, Inc. and subsidiary as of December 31, 2013 and 2012, and for the years then ended and for the period from inception of the development stage (March 28, 2002) through December 31, 2013, which report appears in the December 31, 2013 Annual Report on Form 10-K of Q Therapeutics, Inc.

/s/ Tanner LLC

Salt Lake City, Utah
June 4, 2014